EXHIBIT 3.2 - CERTIFICATE OF DESIGNATION OF CLASS A CONVERTIBLE PREFERRED
STOCK

                           CERTIFICATE OF DESIGNATION
                                       OF
                       CLASS A CONVERTIBLE PREFERRED STOCK
                                       OF
                                   WWAP, INC.

         Moshe Ofer hereby states:

         I. I am the President of WWAP, Inc., a Delaware corporation (the "Corporation").

         II. The Corporation has authorized 10,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock"). To date, no shares of Preferred Stock have been designated. The Board of Directors has, by resolution, designated 3,000,000 shares of the still undesignated Preferred Stock as "Class A Convertible Preferred Stock," none of which has been issued or is outstanding.

         III. The Board of Directors of the Corporation has duly adopted the following recitals and resolutions:

                  "WHEREAS, the Certificate of Incorporation of the Corporation, as amended, provide for a class of shares known as the Preferred Stock, issuable from time to time in one or more series;

                  WHEREAS, the Board of Directors of the Corporation is authorized, within the limitations and restrictions stated in the Certificate of Incorporation, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon each wholly unissued series or class of the Preferred Stock, to fix the number of shares constituting each such series or class, and to determine the designation thereof; and

                  WHEREAS, the Board of Directors of the Corporation desires, pursuant to its authority as aforesaid, to designate a class of the Preferred Stock as "Class A Convertible Preferred Stock" and to designate the number of shares constituting such series or class and to fix the rights, preferences, privileges and restrictions of such series or class.

                  NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors of the Corporation hereby designates such new series of the Preferred Stock and the number of shares constituting such class and fixes the rights, preferences, privileges and restrictions relating to such series or class as follows:

         (A) DESIGNATION OF CLASS. The Corporation shall have a series of Preferred Stock designated as "Class A Convertible Preferred Stock" (hereinafter the "Class A Preferred").


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         (B) DESIGNATION OF NUMBER OF SHARES IN SERIES. The number of shares constituting the Class A Preferred shall be 3,000,000.

         (C) FIXING THE RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS. The following rights, preferences, privileges and restrictions are hereby granted to and imposed upon the Class A Preferred:

         1. DIVIDENDS. No dividends shall be paid on any share of Common Stock during any fiscal year of the Corporation unless and until the Corporation shall contemporaneously declare and pay a dividend on all outstanding shares of Class A Preferred in an amount equal per share (on an as-converted basis) to the amount paid or set aside for each share of Common Stock.

         2. LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, distributions to the stockholders of the Corporation shall be made in the following manner:

                  (a) The holders of the Class A Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock by reason of their ownership of such stock, the amount equal to the greater of (i) the original purchase price (the "Issue Price") of the Class A Preferred plus accrued and unpaid interest on the Issue Price at a rate of 3% commencing on the date of payment of the Issue Price or (ii) the pro-rata distribution on the Common Stock had a holder of the Class A Preferred converted his/her/its Class A Preferred Stock prior to a liquidation, dissolution or winding up of the Corporation (appropriately adjusted for any stock split or stock combination of the Class A Preferred) for each share of Class A Preferred then held by them and, in addition, in each case an amount equal to all cumulated and unpaid dividends on the Class A Preferred.

                  (b) After setting apart or paying in full the preferential amounts due pursuant to Section 2(a) above the remaining assets of the Corporation available for distribution to stockholders, if any, shall be distributed PRO RATA to the holders of Common Stock.

                  (c) A consolidation or merger of this Corporation with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets or voting power of this Corporation in one transaction or a series of related transactions (each, a "Liquidity Event") shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 2.

                  (d) Notwithstanding any other provision of this Section 2, the Corporation may at any time, out of funds legally available therefor, repurchase shares of Common Stock of the Corporation issued to or held by employees, officers or consultants of the Corporation or its subsidiaries upon termination of their employment or services, pursuant to any agreement providing for such right of repurchase, whether or not dividends on the Class A Preferred shall have been declared and funds set aside therefor and such repurchases shall not be subject to the liquidation preferences of the Class A Preferred.

                  (e) In the event the Corporation proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Corporation, the value of the assets to be distributed to the holder of shares of Class A Preferred and Common Stock shall be


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determined in good faith by the Board. Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

                           (i) If traded on a securities exchange, the value shall be deemed to be the average of the security's closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

                           (ii) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

                           (iii) If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board.

                           The method of valuation of securities subject to
investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the Board.

         3. VOTING RIGHTS.

Except as otherwise required by law or as set forth herein, the holder of each share of Class A Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Class A Preferred could be converted on the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of stock of the Corporation having general voting power and not counted separately as a class. Holders of Class A Preferred shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation.

         4. CONVERSION. The holders of the Class A Preferred have conversion rights as follows (the "Conversion Rights"):

                  (a) RIGHT TO CONVERT CLASS A PREFERRED. Each share of Class A Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Class A Preferred, into such number of fully paid and nonassessable shares of Common Stock at the rate of one (1) share of Common Stock for every ten (10) shares of Class A Preferred held on the conversion date, subject to adjustment as set forth in Section 5 hereof (the "Class A Conversion Rate").

                  (b) AUTOMATIC CONVERSION. Each share of Class A Preferred shall automatically be converted into shares of Common Stock at the then effective Class A Conversion Rate upon the (i) a registration statement under the Securities Act of 1933, as amended, being declared effective by the Securities and Exchange Commission covering the offer and sale of securities) and (ii) the quotation of the Corporation's securities on the Over-the-Counter Bulletin Board or the listing of the Corporation's securities on a securities exchange. In


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the event of the automatic conversion of the Class A Preferred upon a public offering or listing as aforesaid, the person(s) entitled to receive the Common Stock issuable upon such conversion of Class A Preferred or shall not be deemed to have converted such Class A Preferred until immediately prior to the closing of such sale of securities.

                  (c) MECHANICS OF CONVERSION. No fractional shares of Common Stock shall be issued upon conversion of the Class A Preferred. All shares of Common Stock issuable upon conversion of more than one share of Class A Preferred by a holder of such stock shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after aggregation, the conversion would result in the issuance of a fractional share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair value of such fraction on the date of conversion (as determined in good faith by the Board of Directors of the Corporation). Before any holder of Class A Preferred shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Class A Preferred and shall give written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class A Preferred a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Class A Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                  (d) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Class A Preferred such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Class A Preferred, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Class A Preferred, in addition to such other remedies as shall be available to the holder of such Class A Preferred, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

         5. ADJUSTMENTS TO CONVERSION RATE.

                  (a) ADJUSTMENTS FOR STOCK DIVIDENDS, SUBDIVISIONS, COMBINATIONS OR CONSOLIDATIONS OF COMMON STOCK. In the event the outstanding shares of Common Stock shall be subdivided (by stock dividend, stock split, or otherwise), into a greater number of shares of Common Stock, the Class A Conversion Rate then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Class A Conversion Rate then in effect


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shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                  (b) ADJUSTMENTS FOR OTHER DISTRIBUTIONS. In the event the Corporation at any time or from time to time makes, or files a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities or assets of the Corporation other than shares of Common Stock, then and in each such event, provision shall be made so that the holders of Class A Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities or assets of the Corporation which they would have received had their Class A Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid during such period, subject to all other adjustment called for during such period under this Section 5 with respect to the rights of the holders of the Class A Preferred.

                  (c) ADJUSTMENTS FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If the Common Stock issuable upon conversion of the Class A Preferred shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then and in each such event, the holder of each share of Class A Preferred shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization or reclassification or other change by holders of the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Class A Preferred immediately before that change, all subject to further adjustment as provided herein.

                  (d) ADJUSTMENTS FOR REORGANIZATIONS, MERGERS OR CONSOLIDATIONS. If at any time or from time to time, there is a capital reorganization of the Common Stock or the merger or consolidation of the Company with or into another corporation or another entity or person (other than a Liquidity Event as defined in Section 2), as a part of such capital reorganization, merger or consolidation, provision shall be made so that the holders of the Class A Preferred shall thereafter be entitled to receive, upon conversion of the Class A Preferred, the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion on such date would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Class A Preferred after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the Class A Preferred Conversion Rate then in effect and the number of shares issuable upon conversion of the Class A Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

                  (e) NO IMPAIRMENT. The Corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder


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by the Corporation to benefit holders of the Class A Preferred, but shall at all times act in good faith to carry out all the provisions of Section 5 to benefit the holders of the Class A Preferred and take all such actions as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Class A Preferred against impairment.

                  (h) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Class A Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the reasonable written request at any time of any holder of Class A Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series A Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Class A Preferred.

         6. NOTICES OF RECORD DATE. In the event of (i) any taking by its Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution (other than distributions described in Section 5 above), any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or (ii) upon any Liquidity Event (as defined in Section 2) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or sale or transfer of all or substantially all of the assets of the Company, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, this Corporation shall mail to each holder of Class A Preferred, at least ten (10) days prior to the date specified therein, (A) a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right, (B) the date on which any such Liquidity Event, reorganization, reclassification, transfer, consolidation, merger, asset transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Liquidity Event, reorganization, reclassification, transfer, consolidation, merger, asset transfer, dissolution, liquidation or winding up. Each such written notice shall be delivered personally or given by overnight delivery service, such as Federal Express, all charges prepaid, addressed to the holders of the Class A Preferred at the address for each such holder as shown on the books of this Corporation.

         7. PROTECTIVE PROVISIONS. The Corporation shall not, without first obtaining the approval of the holders of at least seventy-five percent of the then-outstanding shares of Class A Preferred, take any action that:

                  (a) Alters the rights, preferences or privileges of the Class A Preferred; or

                  (b) Creates any new class or series of shares that has a preference over the Class


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A Preferred with respect to voting, dividends or liquidation preferences.

         IN WITNESS WHEREOF, said WWAP, Inc. has caused this certificate to be signed by Moshe Ofer, its President, this 6th day of October 2004.


                                                              /S/ MOSHE OFER
                                                          ----------------------
                                                                Moshe Ofer


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